Exhibit 99.3

Consent of LSH Partners Securities LLC

We hereby consent to the use in the Registration Statement of Henderson Group plc on Form F-4 (the “Registration Statement”) and in the Proxy Statement/Prospectus of Janus Capital Group Inc. (“Janus”), which is part of the Registration Statement, of the opinion of Loeb Spencer House Partners (“Loeb Spencer House”), as a division of Loeb Partners Corporation (“Loeb Corp”), dated  October 1, 2016, and to its inclusion as Annex C to such Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to Loeb Spencer House’s name contained therein under the headings  “Summary — The Merger and the Merger Agreement— Opinion of Janus’s Financial Advisor”, “—The Merger— Background of the Merger”, “ —The Merger — Janus’s Reasons for the Merger; Recommendation of the Janus Board” and “—The Merger — Opinion of Janus’s Financial Advisor — Loeb Spencer House.”  We are providing this consent as successors in interest to the rights and obligations of Loeb Corp under the engagement letter with Janus.   In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

LSH PARTNERS SECURITIES LLC

By:	/s/ LSH Partners Securities LLC

March 20, 2017